Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Calgary Ottawa Vancouver New York
September 26, 2024

Senstar Technologies Corporation
119 John Cavanaugh Drive
Ottawa, Ontario, Canada
K0A 1L0

Dear Sirs/Mesdames:

Re: Senstar Technologies Corporation Stock Option Plan – Registration Statement on Form S-8

We have acted as Canadian counsel to Senstar Technologies Corporation (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario), in respect of the adoption of the Senstar Technologies Corporation Stock Option Plan as of August 26, 2024 (the “Plan”). We understand that the Corporation intends to file a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of 1,000,000 common shares in the capital of the Corporation (the “Common Shares”) which may be issued from treasury by the Corporation pursuant to the Plan.

We have examined the Registration Statement, the Plan and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Ontario and this opinion is rendered solely with respect to the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

On the basis of the foregoing, we are of the opinion that, when the Common Shares shall have been issued and sold pursuant to the terms of the Plan and the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/S/ Osler, Hoskin & Harcourt LLP
Osler, Hoskin & Harcourt LLP